EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Loan Agreement”), dated as of December 3, 2012 is entered into by and among SECUREALERT, INC., a Utah corporation, having its principal place of business at 150 W. Civic Center Drive, Suite 100, Sandy, Utah 84070 (the “Borrower”) and SAPINDA ASIA LIMITED and any other individuals and/or entities listed on Exhibit “A” attached hereto (collectively the “Lender”).

WHEREAS, Borrower desires to borrow from Lender an amount of up to Sixteen Million Six Hundred Forty Thousand U.S. Dollars ($16,640,000.00) and Lender is willing to lend said amount to Borrower (the “Loan”);

NOW, THEREFORE, the parties, in consideration of the mutual agreements contained herein, agree as follows:

SECTION 1.  THE LOAN AND SECURITY INTEREST

1.1  Subject to the terms and conditions set forth herein, Lender shall lend to Borrower the aggregate principal amount of Sixteen Million Six Hundred Forty Thousand U.S. Dollars ($16,640,000.00) (the “Loan Principal”) with interest at the rate of eight percent (8%) per annum payable at the Maturity Date (as hereinafter defined) or conversion into shares of Borrower’s Common Stock at the Conversion Price (as defined herein).  Upon Borrower signing an applicable note(s) (the “Note(s)”) in substantially the form attached hereto as Schedule “1” and the satisfaction of the conditions set forth in Section 6, the Loan shall be funded by Lender as follows:  (i) Three Million Seven Hundred Thousand already received and as enumerated on Exhibit “A1” attached hereto; (ii) One Million U.S. Dollars ($1,000,000.00) on or before the second business day following execution of this Agreement, such funds shall be in Borrower’s Zions Bank account on that date; (iii) Two Million Two Hundred Thousand Twenty Four U.S. Dollars ($2,200,024.00) on or before December 17, 2012, such funds to be in Borrower’s Zions Bank account on that date; (iv) Eight Million Seven Hundred Thirty Nine Thousand Four Hundred Twenty Six U.S. Dollars ($8,739,426.00) shall be transferred from Lender to Borinquen Container Corporation on behalf of Borrower, such funds shall be in the bank account of Borinquen Container Corporation no later than December 17, 2012; and (v) Three Hundred Sixty Thousand Five Hundred Fifty U.S. Dollars ($360,550.00) paid to Borinquen Container Corporation by the Borrower, through deduction of such amount from funds transferred to Borinquen Container Corporation by Lender as shown on Exhibit “A1” attached hereto.

1.2 Borrower shall pay Lender an origination fee equal to $640,000 (the “Origination Fee”).  The Origination Fee shall be withheld by from the funds to be transferred by Lender to Borrower on December 17, 2012.

1.3 The term of the Loan shall be eighteen (18) months from the date of the initial funding as described in Section 1.1 above, excluding the Three Million Seven Hundred Thousand U.S. Dollars ($3,700,000.00) previously credited to Borrower as listed in section 1.1 above (the “Maturity Date”).

1.4 At any time prior to the Maturity Date, or any extension thereof, but after March 1, 2013, Lender shall have the right to convert outstanding principal, accrued and unpaid interest and fees under the Note(s) at a rate equal to two and a quarter cents ($0.0225) per share (the "Conversion Price").  Lender must give Borrower five (5) business days prior written notice of its intent to convert all or a portion of the outstanding principal, accrued and unpaid interest and fees under the Note(s) into shares of Borrower’s Common Stock.  For purposes of this Section 1.5 only the term “Convertible Amount” shall include the outstanding principal, accrued and unpaid interest and fees under the Note identified in Lender’s written notice of conversion on a pro-rata basis among the individuals and/or entities constituting the Lender. If at any time or from time to time there is a capital reorganization of the Borrower’s Common Stock, or a merger or consolidation of the Borrower with or into another corporation, or a sale of all or substantially all of the Borrower’s properties and assets to any other person or entity, then, as a condition precedent to such reorganization, merger, consolidation or sale, the Borrower shall ensure that provision is made to the effect that, following such transaction, the Lender shall be entitled to receive upon conversion of the Convertible Amount, the number of shares of stock or other securities or property of Borrower, or of the successor corporation resulting from such merger or consolidation or sale, which a holder of the number of shares of Common Stock into which the Convertible Amount was convertible immediately prior to such transaction (as determined in accordance with this Section 1.4) would have been entitled to receive on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1.4 with respect to the rights of Lender after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 1.4 (including adjustment of the number of shares of Common Stock issuable upon conversion of the Convertible Amount) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

1.5 If, after March 1, 2013, Lender give’s Borrower notice of its intent to convert the outstanding principal and accrued interest under the Note(s) into shares of Borrower’s Common Stock, and Borrower does not have sufficient shares of authorized Common Stock to effectuate such conversion, notwithstanding the foregoing, Borrower shall not incur the Penalty (as defined below) if it has secured applicable shareholder approval of actions necessary to insure sufficient shares of authorized Common Stock to effectuate such conversion:

1.5.1
Borrower shall owe Lender a penalty equal to twenty percent (20%) of the then outstanding principal (the “Penalty”).  Subject to Section 1.5 above, such Penalty shall be payable in cash within thirty (30) business days of Borrower’s receipt of Lender’s written notice of conversion. For the avoidance of doubt, any outstanding principal, accrued and unpaid interest and fees not converted into shares of Borrower's Common Stock hereunder shall continue to be due and payable in accordance with the other terms of this Loan Agreement; and

1.5.2	the interest rate on any principal amounts under this Loan Agreement shall increase to 15%; and
1.5.3	Lender shall have the option, at its sole discretion, to purchase the Borinquen Royalty (as defined below) from Borrower as described in Section 6(e) of this Loan Agreement.

1.6 As security for the payment of all indebtedness (the “Indebtedness”) of the Borrower to the Lender hereunder and under the Note(s), as the same may be renewed, refinanced, amended, amended and restated, supplemented or modified, extended for any period or rearranged, and the performance by the Borrower of its other obligations hereunder (the indebtedness and such other obligations being hereinafter sometimes collectively referred to as the “Secured Obligations”), the Borrower hereby assigns to the Lender, and grants to the Lender a first priority security interest in and to the following property now owned or hereafter acquired (the “Collateral”): (i) all equipment and other property of the Borrower and (ii) all intellectual property of the Borrower (intellectual property currently encumbered by other creditors shall be immediately pledged to Lender upon release by such other creditors) and (iii) the Borinquen Royalty (as defined below).  Borrower shall prepare and file all documents and take all other reasonable actions necessary under applicable law to perfect Lender's interest in the Collateral.

1.7 Lender acknowledges that all penalties, interest and fees incurred under the Borinquen Royalty (defined in section 7.1 below), as amended shall be the sole and absolute responsibility of Lender and shall not be a part of the Loan described herein and shall not be repaid to Lender by Borrower in any form or fashion.

SECTION 2.                      METHOD OF PAYMENT

All sums, including all principal, interest and fees, payable to the Lender shall be paid in U.S. Dollars to the Lender's account with [JPMorgan Chase Bank, New York; BIC: CHASUS33;A/C: 544-732920; A/C: Kas Bank; BIC: KASANL2A; A/C 22.30.15.474] or such other account designated by the Lender in writing.  All amounts advanced to Borrower under the Loan shall be in U.S. Dollars and wired to Borrower’s account at Zions National Bank, in Salt Lake City, Utah.  Borrower shall provide appropriate account information to Lender in writing.

SECTION 3.                      REPRESENTATIONS AND WARRANTIES

The Borrower represents warrants and agrees that on the date hereof and on the date of each borrowing as set forth in Section 1.1 above:

3.1           It has good title in and to the Collateral, free of all liens, security interests, encumbrances and claims, except for some licensing agreements on the patents and other intellectual property.  Notwithstanding the foregoing, Lender acknowledges that some patents and other intellectual property is currently subject to a security interest of other creditors but such security interest is being released and will immediately be transferred to Lender hereunder. Exhibit "B" hereto contains a list of all intellectual property registered in the name of the Borrower.

3.2           Subject to paragraph 3.1 above, it has the full power and authority to, and does hereby grant and convey to Lender, a valid perfected security interest in the Collateral as security for the Secured Obligations, free of liens, security interests, encumbrances and claims, and shall execute or otherwise agree such Uniform Commercial Code (“UCC”) financing statements and other documents in connection herewith as the Lender may reasonably request and authorizes the Lender to file UCC financing statements, amendments or continuation statements relating to such security interest.

3.3           It is a corporation duly organized, legally existing and in good standing under the laws of the State of Utah, and is duly qualified as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on the Collateral or the business of Borrower.

3.4           The execution, delivery and performance of this Loan Agreement, the Note(s) and all certificates, and other documents required to be delivered or executed in connection herewith (collectively the “Loan Documents”) have been duly authorized by all necessary corporate action of Borrower, the individual or individuals executing the Loan Documents were duly authorized to do so.  The Collateral will not become “fixtures” under applicable law, and the Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors.

3.5           The Loan Documents do not and will not violate any provisions of its articles of incorporation, bylaws or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Borrower is subject, or result in the creation or imposition of any lien, security interest or other encumbrance upon the Collateral, other than those created by this Loan Agreement.

3.6           The execution, delivery and performance of the Loan Documents do not require the consent or approval of any other person or entity including, without limitation, any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

3.7           Except as previously disclosed to Lender, as of the date hereof no fact or condition exists that would (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default under this Loan Agreement or any of the Loan Documents and no event which has or had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.  For purposes of this Loan Agreement “Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets or financial condition of Borrower, or (ii) the ability of Borrower to perform the Secured Obligations.

3.8           The Borrower does not maintain, or have any actual or contingent liability under, an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act 1974 as amended by the United States of America.

3.9           With respect to each item of its intellectual property, now owned or hereafter acquired, the Borrower agrees to take, at its expense, all necessary steps under applicable law, including, without limitation, in the United States Patent and Trademark Office, the Copyright Office and any other governmental authority, to (a) maintain the validity and enforceability of each such item of intellectual property and maintain each such item of intellectual property in full force and effect, and (b) pursue the registration and maintenance of each patent and patent license, trademark and trademark license, or copyright and copyright license registration or application, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office, the Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, re-examination, opposition, cancellation, infringement and misappropriation proceedings.

SECTION 4.                      DEFAULT

The occurrence of any one or more of the following events (herein called “Events of Default”) shall constitute a default hereunder and under the Note(s):

4.1           The Borrower defaults in any payments of principal or interest payable under this Loan Agreement, the Note(s), or any of the other Loan Documents and such default continues for more than ten (10) business days after the due date thereof;

4.2           The Borrower defaults in the payment or performance of any other covenants or obligations of the Borrower hereunder or under the Note(s) or the Loan Documents for more than ten (10) business days after the Lender has given notice of such default to the Borrower;

4.3           Any representations or warranty made herein by the Borrower shall prove to have been false or misleading in any material respect;

4.4           The making of an assignment by Borrower for the benefit of its creditors or the admission by Borrower in writing of its inability to pay its debts as they come due, or the insolvency of Borrower, or the filing by Borrower of a voluntary petition in bankruptcy, or the adjudication of Borrower as a bankrupt, or the filing by Borrower of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing of any answer by Borrower admitting, or the failure  by Borrower to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by Borrower to, acquiescence by Borrower in, the appointment of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower, or the inability of Borrower to pay its debts when due, or the commission by borrower of any act of bankruptcy as defined in the Federal Bankruptcy Act, as amended;

4.5           The failure by Borrower, within ninety (90) days after the commencement of any proceeding against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any proceeding or, within ninety (90) days after the appointment, without the written consent or acquiescence of Lender, or any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower, to vacate such appointment;

4.6           Any Loan Document or any lien granted hereunder shall (except in accordance with its terms and other than as a result of acts or omissions of the Lender), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; the Borrower shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any lien securing the Secured Obligations shall, in whole or in part, cease to be a perfected first priority lien; or

4.7           Except for delinquent obligations as of the date hereof, the default by Borrower under any (i) other notes, (ii) equipment lease, (iii) other agreement for borrowed money, (iv) other agreement made between Borrower and Lender, (v) a default by the Borrower under the Borinquen Royalty (as defined below), or (vi) other agreement that could have a material adverse effect on the Borrower.

SECTION 5.                      REMEDIES

Upon the occurrence hereof of any one or more Events of Default, Lender shall provide written notice of such Event of Default to Borrower who shall have thirty (30) days to cure such Event(s) of Default.  If Borrower fails to cure such Event of Default, Lender at its option:

(a)   may declare the Loan to be accelerated and immediately due and payable, whereupon the unpaid principal, accrued interest and fees under the Note(s) shall become immediately due and payable;

(b)   may extend any portion of the Loan for a period not to exceed six (6) months from the date of the Event of Default; or

(c)   may increase the interest rate hereunder to fifteen percent (15%) per annum from the date of default; or

(d)   may purchase the Borinquen Royalty (as defined below) from Borrower as described in Section 6(e) of this Loan Agreement.

The rights, powers and remedies of Lender hereunder shall be cumulative and shall be in addition to (and not in lieu of) all rights, powers and remedies given by statute or rule of law.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election or remedies with respect to any other rights, powers and remedies of Lender.

The Borrower hereby agrees to indemnify and hold harmless the Lender and each of its affiliates and their officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, the fees and expenses of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the transactions contemplated by this Loan Agreement, the Note(s) and the other Loan Documents or any use made or proposed to be made with the proceeds of the Loan, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its shareholders or creditors for or in connection with the transactions contemplated by this Loan Agreement, the Note(s) and any other Loan Documents.

SECTION 6.                      CONDITIONS PRECEDENT

The obligation of the Lender to fund the Loan hereunder is subject to the fulfillment of the following conditions precedent prior to the proposed date of the proposed Loan funding (except as otherwise indicated below) and the continued fulfillment of such conditions:

(a)   Lender shall have received from Borrower (i) an executed Note(s) and (ii) an executed counterpart of this Loan Agreement.

(b)   Borrower shall prepare and file, not later than 45-days after the date of this Loan Agreement, on behalf of the Lender all documents and take all other reasonable actions necessary under applicable law to perfect Lender's interest in the Collateral.  This condition precedent shall not be a requirement of funding on the schedule outlined in paragraph 1.1 above.

(c)   As of the date hereof no fact or condition exists that would (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default under this Loan Agreement or any of the Loan Documents.

(d)   A representative of Tetra House Pte. Ltd. shall be appointed to Borrower’s Board of Directors and shall also be appointed to the Oversight Committee of the Board.  Such appointment shall be until the earlier of the next annual meeting of shareholders of Borrower or for one year.

(e)   Borrower shall use its best efforts to secure the agreement of Stockholders representing ninety percent (90%) of the “Series D Liquidation Preference Amount” (as defined in the Certificate of Designation of the Series D Convertible Preferred stock) of the Series D Preferred share class of Borrower to agree to convert their Series D Preferred Shares into Common Stock of Borrower by February 1, 2013.  In the event that the Borrower fails to meet the condition precedent in this Section 6(e) and subject to Section 5 herein, Lender may, at its sole discretion, purchase the Borinquen Royalty (as defined below) being repurchased with proceeds of the Loan.  Upon Lender’s purchase of the Borinquen Royalty (as defined below), Lender shall immediately forgive Ten Million Seven Hundred Thirty Nine Thousand Four Hundred Twenty Six U.S. Dollars ($10,739,426.00) of the Loan Principal.

SECTION 7.                      COVENANTS

7.1           Borrower covenants and agrees that it shall use (a) up to $10,800,000 of the proceeds of the Loan solely for the purpose of buying the Royalty Agreement held by Borinquen Container Corporation, pursuant to that certain Royalty Agreement by and between Borrower and Borinquen Container Corporation, dated July 1, 2011, as amended (the "Borinquen Royalty") and (b) up to $5,300,000 for general corporate purposes.

7.2           Borrower shall provide to the Director representing Tetra House Pte. Ltd. a monthly Cash Flow Report for each month throughout the term of this Loan Agreement showing the anticipated use of all Loan proceeds and other cash outlays. After the conversion of the outstanding principal, accrued and unpaid interest and fees under the Note(s) into shares of Borrower’s Common Stock, the Lender shall have a right to require that all of the Borrower's excess cash flow available after the payment of normal operating expenses and scheduled capital expenditures be applied to prepay the Loan without penalty

7.3           Borrower shall provide to the Director representing Tetra House Pte. Ltd. rolling twelve (12) months Profit and Loss and Cash-Flow projections.

7.4           Each schedule and/or report required herein shall be updated monthly by Borrower and delivered to the Director representing Tetra House Pte. Ltd. no later than the twenty-fifth (25th) calendar day of each month.

7.5           No later than December 30, 2012, Borrower will provide to Lender documentation evidencing the release of the security interests in the patents and other intellectual property set forth on Exhibit "B" hereto of any person other than Lender in any intellectual property previously granted by Borrower.

7.6           Borrower covenants and agrees that it shall not enter into any convertible loan agreement, debenture or other agreement providing for the issuance of new shares of Borrower's Common Stock at a price lower than the Conversion Price without the consent of the Lender.

SECTION 8.                      FAILURE OF LENDER TO FUND

8.1           If Lender fails to timely fund to Borrower after Borrower has complied with paragraph 1.1 above and has complied with all other provisions established therein  the Lender failing to provide funds or failing to timely provide funds shall be a Lender default of this Loan Agreement (“Lender Default”).

8.2           Immediately upon a Lender Default the security interest in the Collateral provided to Lender under paragraph 1.6 above and perfected by any other documents, instruments or filings shall immediately cease and terminate without further action by Borrower and Lender shall forfeit any origination fee and incur fees, payable to Borrower, of $5,000.00 per day until paid without any action by Borrower.  Lender shall have five (5) calendar days after receiving written notice from Borrower of a Lender Breach to cure such breach.  If Lender cures any and all such breaches specified in Borrower’s written notice, within the 5-day cure period, the security interest in the Collateral provided under paragraph 1.6 above and perfected by any other documents, instruments or filings shall immediately be reinstated without further action of either Borrower or Lender.

SECTION 9.                      MISCELLANEOUS

9.1           (a) This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the provisions of conflicts of law that may result in the application of the substantive laws of another jurisdiction.  The Borrower hereby submits to the nonexclusive jurisdiction of the state or federal courts located in the State of New York, for the purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated thereby.  The Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable law or any right to bring legal action or proceedings in any other competent jurisdiction.

(b) THE BORROWER AND THE LENDER HEREBY EACH IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOAN OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

9.2           Whenever possible, each provision of this Loan Agreement, shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Loan Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement.

9.3           Any notice, request and other communication to any party required or given hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received), delivered to the address set forth in the signature page or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto and shall be deemed properly given upon the earlier of: (i) the first business day after transmission by facsimile or e-mail or upon hand delivery or deposit with an overnight express service or overnight mail delivery service; (ii) or three (3) days after mailed, postage prepaid, in each case, addressed to the designated recipient at its address set forth herein or such other address as such party may advise the other party by notice given in accordance with this provision.

9.4           Lender and Borrower acknowledge that there are no agreements or understandings, written or oral, between Lender and Borrower with respect to the Loan, other than as set forth herein, in the Note(s) and other Loan Documents and that this Loan Agreement, the Note(s) and other Loan Documents contain the entire agreement between Lender and Borrower with respect thereto.  None of the terms of this Loan Agreement, the Note(s) and the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

9.5           No omission, or delay, by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

9.6           All agreements, representations and warranties contained in this Loan Agreement or in any Loan Documents delivered pursuant hereto or in connection herewith shall be for the benefit of Lender and shall survive execution and delivery of this Loan Agreement and the expiration or other termination of this Loan Agreement.

9.7           This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Each party hereto agrees to accept facsimile or other electronic signatures as an original and fully enforceable.

9.8           Borrower shall not assign its obligations under this Loan Agreement or any of the other Loan Documents without Lender’s written consent, which consent shall not be unreasonably withheld.  Any such attempted assignment without Lender’s consent shall be deemed void and of no effect.  Any assignment by Borrower in connection with a “Merger” shall be subject to the Lender’s prior consent, which consent shall not be unreasonably withheld.  Any consent granted by Lender shall be conditioned upon such surviving entity or transferee assuming all of Borrower’s obligations hereunder pursuant to assignment documents reasonably acceptable to Lender.

           For purposes of this Loan Agreement, a “Merger” shall mean any consolidation or merger of the Borrower with or into any other corporation or entity, any sale or conveyance of all or substantially all of the assets or stock of the Borrower by or to any other person or entity in which Borrower is not the surviving entity.

9.9           The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA Patriot Act.  The Borrower agrees that it will provide the Lender with such information as it may request in order for the Lender to satisfy the requirements of the USA Patriot Act.

9.10           Each party hereto shall pay its own costs and expenses related to this Loan Agreement, the Loan and enforcement of the terms hereof (including attorneys’ fees and costs).

9.11           This Agreement shall be freely assignable by Lender upon five (5) business days written notice to Borrower.

9.12           This Loan Agreement shall be effective on the date each of the parties hereto has executed this instrument and returned such signature to Borrower.  The parties hereto shall be fully bound and legally obligated to perform as of that date.  Notwithstanding the foregoing, the parties hereto agree to execute this Loan Agreement no later than 5:00 PM Eastern Time on November 30, 2012.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Loan Agreement has been duly executed and delivered as of the date first above written.

SecureAlert, Inc.

By: /s/ Chad D. Olsen
       Chad D. Olsen
       Chief Financial Officer

Lender: Sapinda Asia Limited	Address:
Investment Amount: $16,640,000
Rooms 803-4, 8/F
By: /s/ Lars Windhorst	Hang Seng Wanchi Bldg
Its: Director	Wanchai
Hong Kong

Lender: Lars Windhorst
Investment Amount: ____________________

By: /s/ Lars Windhorst	London, England
Its: Individually	________________________
________________________

EXHIBIT “A”
LENDERS

Name	Postal Address	Amount	Date Funds Received
Sapinda Asia Limited	Sapinda Asia Ltd. Attn. Lars Windhorst c/o Sapinda UK Ltd. 23 Savile Row London W1S 2ET United Kingdom
Lars Windhorst	Lars Windhorst c/o Sapinda UK Ltd. 23 Savile Row London W1S 2ET United Kingdom

EXHIBIT “A1”
FUNDS PREVIOUSLY RECEIVED

1.	August 24, 2012	$ 250,000.00	paid to Borrower
2.	August 28, 2012	$ 200,000.00	paid to Borrower
3.	August 28, 2012	$ 250,000.00	paid to Borrower
4.	September 21, 2012	$ 200,000.00	paid to Borrower
5.	October 18, 2012	$ 300,000.00	paid to Borrower
6.	November 26, 2012	$ 500,000.00	paid to Borrower
7.	September 21, 2012	$1,000,000.00	paid to Borinquen Container Corporation*
8.	October 24, 2012	$ 500,000.00	paid to Borinquen Container Corporation*
9.	November 5, 2012	$ 500,000.00	paid to Borinquen Container Corporation*
	Total	$3,700,000.00

•
The amounts listed as numbers 7, 8 and 9 will not all be applied to the purchase price of the Borinquen Royalty as a portion of those amounts will be applied to penalties charged by Borinquen.  Borrower shall invoice Lender for such penalties and Lender shall remit payment to Borrower (or to such party as Borrower directs) within two (2) business days of the date of Borrower’s invoice.  Payment from Lender must be in Borrower’s bank account (or the account of the party designated by Borrower) on the second business day or Lender will incur the penalties set forth in Section 8.2 of this Agreement.

EXHIBIT “B”
INTELLECTUAL PROPERTY

SCHEDULE “1”
FORM OF PROMISSORY NOTE

$________________	Date:	December__, 2012
	Maturity Date:	June 17, 2014

FOR VALUE RECEIVED, SecureAlert, Inc., a Utah corporation (the “Borrower”) hereby promises to pay to Sapinda Asia Limited (the “Lender”) at Rooms 803-4, 8 floor, Hang Seng Bank Building, 200 Hennessy Road, Wanchai, Hong Kong, or such other place or payment as the holder of this Note may specify from time to time in writing, in lawful money of the United States of America, the principal amount of ____________________ Dollars ($____________) together with interest at the rate of eight percent (8%) per annum from the date of this Note until paid in full.

On December 17, 2012, Lender shall withhold an Origination Fee equal to Six Hundred Forty Thousand U.S. Dollars ($640,000) .

All unpaid principal, accrued and unpaid interest and fees shall be due and payable to Lender on the Maturity Date referenced above.

This Note is the Note referenced in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated as of December __, 2012 by and between Borrower and Lender (as the same may be amended, restated, amended and restated, refinanced, modified or supplemented in accordance with its terms, the “Loan Agreement”), and Lender is entitled to the benefit and terms of the Loan Agreement and any other Loan Documents, to which reference is made for a statement of the terms and conditions thereof.  All terms defined in the Loan Agreement shall have the dame definitions when used herein, unless otherwise defined herein.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest and any other notice as permitted under the UCC or any other applicable law.

This Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would case the application of the laws of any other jurisdiction.

BORROWER

SecureAlert, Inc.

By:_________________________________
Name:
Title